Exhibit 10.27

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) dated as of the ____ day of ________, 2020.

B E T W E E N:

__________________, an individual acting as a director and/or officer of the Company

(hereinafter referred to as the “Indemnitee”),

- and -

JUSHI HOLDINGS INC., a company incorporated under the laws of British Columbia

(hereinafter referred to as the “Company”),

WHEREAS:

(a)	the Company desires to attract and retain the services of highly qualified individuals such as the Indemnitee to serve as directors and/or officers;

(b)	in order to attract such individuals the Company desires to provide them with the maximum protection permitted by applicable law against liabilities they may incur in their capacities as directors and/or officers of the Company or its affiliated entities or in any other capacity in which they may act at the request of the Company;

(c)	in light of the foregoing, the Indemnitee consented to be elected and has been elected as a director or appointed as an officer of the Company; and

(d)	the Company desires to provide the Indemnitee with such maximum protection.

NOW THEREFORE in consideration of the premises, the payment by each party to the other of the sum of $10.00 in lawful money of Canada (receipt of which is hereby acknowledged), the respective covenants of each party set forth in this Agreement and other good and valuable consideration (the sufficiency of which is acknowledged), the parties hereby agree as follows:

Section 1           Definitions

In this Agreement:

“Act” means the Business Corporation Act (British Columbia) as in force from time to time during the term of this Agreement;

“Agent” means any person who is or was a director, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, body corporate, employee benefit plan or other entity or enterprise (the Company and such other corporation, partnership, joint venture, trust, body corporate, employee benefit plan or other entity or enterprise being hereinafter referred to as the “Subject Entity”);

“Board” means the board of directors of the Company;

“Expenses” means, without limitation, any expense, liability, damage, judgment, fines, penalties, amounts paid in settlement, interest, assessments or other losses, including lawyers’ fees and disbursements and any expenses of establishing a right to indemnification (under this Agreement, the Act or otherwise);

“Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of a subsidiary of the Company or of any other foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company; and

“Proceeding” means any threatened, pending, contemplated or completed action, suit or proceeding, or any alternative dispute mechanism, or any inquiry, hearing or investigation (whether conducted by the Company or any other party) that Indemnitee believes in good faith might lead to the institution of an action, suit proceeding or alternative dispute mechanism, in each case whether a civil, criminal, administrative or investigative, including any appeal therefrom, to which the Indemnitee is or was a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an director or officer of the Company or by reason of anything done or not done by the Indemnitee in such capacity.

Section 2            Agreement to Serve

In consideration of the protection afforded by this Agreement, the Indemnitee agrees to serve as a director and/or officer of the Company, provided that nothing in this Agreement shall prohibit the Indemnitee from resigning as such at any time.

Section 3           Indemnification

(1)	Indemnity. The Company shall indemnify the Indemnitee, effective from the date the Indemnitee was first elected to the Board or appointed as an officer of the Company, against any and all Expenses incurred by the Indemnitee in connection with any Proceeding arising out of or relating to an Indemnifiable Event to the full extent permitted by the Act if,

(a)	the Indemnitee acted honestly and in good faith with a view to the best interests of the Company; and

(b)	in the case of a criminal or administrative Proceeding, the Indemnitee had reasonable grounds for believing that his or her conduct was lawful (such sections 3(1)(a) and (b) being herein collectively referred to as the “Conditions”).

No determination in any Proceeding against the Indemnitee by judgment, order, settlement (with or without court approval) or conviction shall, of itself, create a presumption that the Indemnitee did not meet the Conditions.

Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Indemnitee is, by reason of the Indemnitee’s status with respect to the Company or any other Subject Entity, a witness or otherwise participates in any Proceeding at a time when the Indemnitee is not a party in the Proceeding, the Company shall indemnify the Indemnitee against all expenses (including Expenses) actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection therewith.

The Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon notice pursuant to Section 3(2), and the Company shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. Such presumption shall be used as a basis for a determination of entitlement to indemnification unless the Company overcomes such presumption by clear and convincing evidence.

(2)	Notice and Co-operation by the Indemnitee. The Indemnitee shall, as a condition precedent to his or her right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of the commencement or the threatened commencement of any Proceeding against the Indemnitee for which indemnification will or could be sought under this Agreement, including with such notice such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. In addition, the Indemnitee shall co-operate with the Company regarding such Proceeding as the Company may reasonably require and as shall be within the Indemnitee’s power. Notice to the Company shall be directed to the address set-out below (or such other address as the Company shall designate in writing to the Indemnitee). The failure to promptly notify the Company of the commencement or threatened commencement of the Proceeding, or the Indemnitee’s request for indemnification, will not relieve the Company from any liability that it may have to the Indemnitee hereunder, except to the extent the Company is materially prejudiced in its defense of such Proceeding as a result of such failure.

(3)	Procedure. Subject to the provisions of Section 4 as to the advancement of Expenses, any indemnification provided for in this Section 3 shall be paid no later than 30 days after receipt of written request of the Indemnitee. If a claim under this Agreement, the Act, or any other statute, or any provision of the Company’s articles providing for indemnification is not paid in full by the Company within 45 days after a written request for payment thereof has first been received by the Company, the Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 14 of this Agreement, the Indemnitee shall also be entitled to be paid the Expenses of bringing such action. The Company shall have as a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in connection with any Proceeding in advance of its final disposition) that the Indemnitee has not satisfied the Conditions or that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. The burden of proving such defence shall be on the Company (by clear and convincing evidence) and the Indemnitee shall be entitled to receive advances of Expenses pursuant to section 4 hereof unless and until it shall be finally adjudicated by court order or judgment from which no further right of appeal exists that such defense is available to the Company. It is the parties’ intention that if the Company contests the Indemnitee’s right to indemnification, the question of the Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including the Board, any committee or subgroup of the Board, independent legal counsel or the Company’s shareholders) to have made a determination that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the Conditions, nor an actual determination by the Company (including the Board, any committee or subgroup of the Board, independent legal counsel, or the Company’s shareholders) that the Indemnitee has not met the Conditions, shall create a presumption that the Indemnitee has or has not met the Conditions.

The Company acknowledges that a settlement or other disposition of a Proceeding short of final judgment may constitute success by Indemnitee if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such Proceeding without payment of money or other consideration) it shall be presumed (unless there is clear and convincing evidence to the contrary) that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

(4)	Notice to Insurers. The Company shall give prompt notice of such Proceeding to the insurers of the Company in accordance with the procedures set forth in the Company’s policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(5)	Selection of Counsel. In the event the Company shall be obligated under this Section 3 to indemnify the Indemnitee, the Company shall be entitled to assume the defence of such Proceeding upon the delivery to the Indemnitee of written notice of its election so to do, provided that any counsel selected by the Company in connection with the Company’s assumption of Proceeding shall be reasonably satisfactory to the Indemnitee. After delivery of such notice and the retention of counsel by the Company, the Company shall not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same Proceeding, provided that (i) the Indemnitee shall have the right to employ his or her own counsel in any such Proceeding at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have been advised in a written opinion of counsel acceptable to the Company, acting reasonably, addressed to the Indemnitee and to the Company stating that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defence, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses (including Expenses) of the Indemnitee’s counsel shall be borne by the Company.

(6)	Income Tax. Should any payment made to the Indemnitee pursuant to this Agreement be deemed by any taxation authority in any jurisdiction to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Company shall pay such greater amount as may be necessary to ensure that the amount received by or on behalf of the Indemnitee, after payment of or withholding for such tax, is equal to the amount of the actual cost, expense or liability incurred by or on behalf of the Indemnitee, such that this Agreement shall serve to indemnify the Indemnitee against all liability for any and all such taxes.

Section 4            Advances of Expenses

If so requested by Indemnitee, the Company shall advance (within thirty business days of such request) any and all Expenses incurred by Indemnitee (an “Expense Advance”). The Indemnitee shall qualify for such Expense Advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that the Indemnitee undertakes to repay such Expense Advances if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. Until it is so finally determined by the court that Indemnitee is not entitled indemnification, Indemnitee shall not be required to repay such Expense Advances to the Company and Indemnitee shall continue to receive Expense Advances pursuant to this Section 4. Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon. To the extent permissible under third party policies, the Company agrees that invoices for Expense Advances shall be billed in the name of and be payable directly by the Company.

Section 5           Additional Indemnification Rights: Non-Exclusivity

(1)	Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by other provisions of this Agreement, the Act, the Company’s articles, or by other statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a British Columbia company to indemnify an Agent, such changes shall, without any formality, be within the purview of the Indemnitee’s rights and the Company’s obligations under this Agreement. In the event of any change in applicable law, statute or rule which narrows the right of a British Columbia company to indemnify an Agent such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder. The parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company’s Certificate of Incorporation, its Bylaws, vote of its stockholders or disinterested directors, or applicable law. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined by a court of competent jurisdiction in a final judgment, not subject to appeal, to be unlawful.

(2)	Non-Exclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which the Indemnitee may be entitled under the Company’s articles, or any other agreement by which the Company is bound, any vote of shareholders or disinterested Indemnitees, the Act or otherwise.

(3)	Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties, settlements or other amounts actually or reasonably incurred by the Indemnitee in the investigation, defence, appeal or settlement of, or otherwise in connection with, any Proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for that portion for which the Indemnitee is entitled to indemnification.

Section 6            Mutual Acknowledgement

Both the Company and the Indemnitee acknowledge that in certain instances applicable law or public policy may prohibit the Company from indemnifying the Indemnitee under this Agreement or otherwise. The Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the regulatory authorities to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify the Indemnitee.

Section 7            Settlement

(1)	Determination of Settlement Terms. The Company shall be entitled to settle any Proceeding against the Indemnitee for which indemnity is sought by the Indemnitee hereunder on terms and conditions determined by the Company, provided that:

(i)	the settlement does not involve any obligation or liability of the Indemnitee other than the payment of a monetary amount;

(ii)	the Indemnitee is indemnified in full against payment of such monetary amount together with all related Expenses, whether or not such Expenses would otherwise be payable hereunder;

(iii)	the settlement is expressly stated to be made by the Company on behalf of the Indemnitee, without any admission of liability by the Indemnitee;

(iv)	the Indemnitee receives a full and complete release in respect of the Proceeding;

(v)	the settlement is not likely to result in criminal proceedings against the Indemnitee; and

(vi)	the settlement does not impose any penalty on the Indemnitee.

In the event a settlement does not satisfy one or more of the conditions set forth in this Section 7(1), the Company shall not have the right to settle such proceeding without the written consent of the Indemnitee. Furthermore, the Company shall not have the right to settle any Proceeding against the Indemnitee for which the Indemnitee has its own counsel in accordance with Section 3(5) hereof without the written approval of the Indemnitee.

The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected by the Indemnitee without the Company’s written consent, such consent not to be unreasonably withheld. The Company shall promptly notify Indemnitee once the Company has received an offer or intends to make an offer to settle any such Proceeding and the Company shall provide Indemnitee as much time as reasonably practicable to consider such offer; provided, however Indemnitee shall have no less than three (3) business days to consider the offer.

(2)	Indemnitee Co-operation. Provided that all of the conditions referred to in Section 7(1) are met, the Indemnitee shall execute all documents and do such other things as are reasonably requested by the Company to give effect to a settlement referred to in Section 7(1).

Section 8            Insurance and Subrogation

In all policies of the Subject Entities’ liability insurance, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favourably insured of the Company’s Indemnitees. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are too high, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if the Indemnitee is covered by insurance of the same scope coverage and effect maintained by a subsidiary of the Company. In the event of any payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee with respect to any insurance policy, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

Section 9           Severability

If any section, paragraph, clause or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such determination shall not affect or impair and shall not be deemed to affect or impair the validity, legality or enforceability of any other section, paragraph, clause or other provision hereof and each such section, paragraph, clause or other provision shall be interpreted in such a manner as shall render them valid, legal and enforceable to the greatest extent permitted by applicable law.

Section 10             Exceptions

Notwithstanding any other provision herein to the contrary, pursuant to the terms of this Agreement the Company shall not be obligated:

(i)	Excluded Acts. to indemnify the Indemnitee for any acts or omissions or transactions from which a Indemnitee may not be relieved of liability as set forth in the Act; or

(ii)	Claims Initiated by the Indemnitee. to indemnify or advance Expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defence, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement, the Company’s articles, any other agreement by which the Company is bound, the Act or any other statute or law, or except if such proceedings or claims were authorized or consented to by the Board; or

(iii)	Lack of Good Faith. to indemnify the Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding instituted to enforce or interpret this Agreement, if a court of competent jurisdiction determines that any of the material assertions made by the Indemnitee in such proceedings were not made in good faith or were frivolous; or

(iv)	Insured Claims. to indemnify the Indemnitee for expenses or liabilities of any type whatsoever which have been paid directly to the Indemnitee by an insurance carrier under a policy of Agents’ liability insurance maintained by the Company; or

(v)	Insider Trading/Tipping Violation(s). to indemnify the Indemnitee on account of any proceeding with respect to which final judgment is rendered against the Indemnitee for, including, but not limited to, payment or an accounting of profits arising from the purchase or sale by the Indemnitee of securities in violation of any laws regulating insider trading or tipping; or

(vi)	Non-compete and Non-disclosure. to indemnify the Indemnitee in connection with proceedings or claims involving the enforcement of non-compete and/or non-disclosure agreements or the non-compete and/or non-disclosure provisions of employment, consulting or similar agreements the Indemnitee may be a party to with the Company, or any subsidiary of the Company or any other applicable foreign or domestic corporation, partnership, joint venture, trust or other enterprise, if any; or

(vii)	Certain Settlement Provisions. to indemnify the Indemnitee under this Agreement for amounts paid in settlement of any Proceeding without the Company’s prior written consent, which shall not be unreasonably withheld;

(viii)	Other Indemnification. to indemnify the Indemnitee for Expenses for which the Indemnitee is indemnified by the Company otherwise than pursuant to this Agreement; or

(ix)	Fraud. to indemnify the Indemnitee for Expenses arising out of or related to the Indemnittee’s fraud or willful misconduct.

Section 11             Effectiveness of Agreement; Continuation of Indemnity

(1)	Effectiveness. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to applicable law or court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement.

(2)	Continuation. The indemnification and advancement of Expenses by the Company to the Indemnitee provided for under this Agreement shall survive and continue after termination of the Indemnitee as an officer, director, employee or other Agent as to any acts or omissions by the Indemnitee while serving in such capacity.

Section 12         Counterparts

This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

Section 13         Successors and Assigns

This Agreement shall be binding upon the Company and its successors and assigns, and shall enure to the benefit of the Indemnitee and the Indemnitee’s estate, heirs, legal representatives and assigns.

Section 14         Legal Expenses

If any action is instituted by the Indemnitee under this Agreement to enforce or interpret any of the terms hereof, the Indemnitee shall be entitled to be paid all court costs and expenses, including the reasonable fees of counsel, incurred by the Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that any of the material assertions made by the Indemnitee as a basis for such action were not made in good faith or were frivolous.

Section 15         Notices

All notices, requests and other communications hereunder shall be in writing, and shall be delivered by courier or other means of personal service, or sent by electronic mail, or mailed first class, postage prepaid, by registered mail, return receipt requested, in all cases, addressed to:

Indemnitee:        [ ADDRESS ]

     Attention:           ●
     Email:                  ●

Company:           Jushi Holdings Inc.
                               1800 NW Corporate Boulevard
                               Boca Raton, Florida
                              19901

     Attention:           ●
     Email:                  ●

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address.

Section 16         Consents to Jurisdiction

Any and all legal proceedings to enforce this Agreement, whether in contract, tort, equity or otherwise, shall be brought in the appropriate court in the Province of British Columbia, and the parties hereto hereby agree to attorn to the jurisdiction of the court in the Province of British Columbia and waive any claim or defence that such forum is not convenient or proper. The Company and the Indemnitee each hereby agrees that any court shall have in personam jurisdiction over it, consents to service of process in any manner prescribed in Section 15 or in any other manner authorized by British Columbia law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

Section 17         Entire Agreement

This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superceded by this Agreement.

Section 18         Modification and Waiver

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 19         Enforcement

The Company shall be precluded from asserting in any judicial proceeding that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Company agrees that its execution of this Agreement shall constitute a stipulation by which it shall be irrevocably bound in any court of competent jurisdiction in which a proceeding by the Indemnitee for enforcement of his or her rights hereunder shall have been commenced, continued or appealed, that its obligations set forth in this Agreement are unique and special, and that failure of the Company to comply with the provisions of this Agreement will cause irreparable and irremediable injury to the Indemnitee, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy the Indemnitee may have at law or in equity with respect to breach of this Agreement, the Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Company of its obligations under this Agreement.

Section 20         Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia as applied to contracts between British Columbia residents entered into and performed entirely within British Columbia.

Section 21         Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Witness signature	[NAME OF INDEMNITEE]
Name:
(please print)
Address:

JUSHI HOLDINGS INC.

By:
Name:
Title: